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                                                                    EXHIBIT 99.1

                                         Contact:  James G. Overley
                                                   Senior Vice President and
                                                   Chief Financial Officer


                TRANSIT GROUP ANNOUNCES FINANCIAL RESTRUCTURING


ATLANTA (April 23, 2001) - Transit Group, Inc. (OTC: TRGP) today announced the completion of a series of steps designed to restructure its outstanding debt and recapitalize the Company to integrate its operations and complete the execution of its business plan. Specifically, these steps involved the successful execution of a new, two year, $50 million revolving credit facility with Congress Financial Corporation (Southern), the restructuring of approximately $100 million in existing bank indebtedness, the renegotiation of approximately $115 million in equipment debt and leases, and the modification of $25 million in redeemable preferred stock. Transit Group also announced that it has raised $7 million in proceeds from the issuance of new Series B Preferred Stock.

     The Company will use a portion of the proceeds from the new revolving credit facility and the issuance of Series B Preferred Stock to repay $26.5 million in existing bank indebtedness. The remaining bank indebtedness will be amortized over a 54-month period. With respect to its equipment debt and leases, the modified terms include the return of certain equipment, reductions in monthly payments, and extensions of maturities. Additionally, the Company successfully modified the terms of its $25 million Series A Preferred Stock to include certain limitations on dividend payments and extensions of redemption features. The new Series B Preferred Stock contains a cumulative dividend accruing at 10.5% per annum; however, certain conditions must be satisfied prior to payment of this dividend. The new Series B Preferred Stock is convertible into common stock on a 100-for-1 basis and is redeemable in part by the holder beginning in October 2005.

     Commenting on the announcement, Philip A. Belyew, President and Chief Executive Officer, stated, "We are extremely pleased to conclude this lengthy and complex financial restructuring. We thank our customers, drivers, agents, owner/operators, and our employees for their continued support of our Company over the past several months as we have worked to recapitalize the Company in a way that will allow us to continue our ongoing operations and follow our business plan toward what we hope and believe will be a stronger organization in the long term. We also thank our new investors, existing lenders and lessors and our new revolving credit lender for their patience and support during this process."

     James G. Overley, Senior Vice President and Chief Financial Officer, added, "Each of the various components of this restructuring operate in concert to lower our debt service requirements in the short term, extend the maturities on existing indebtedness, and reduce the Company's leverage. Together, we believe that these steps will help us improve our liquidity and cash flow as we work to integrate our various operations and eventually restore Transit Group to operating profitability.

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TRGP Announces Financial Restructuring
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April 23, 2001


     Belyew concluded by pointing out that management continues to focus on operational as well as financial strategies to improve Transit Group's performance. "Since joining Transit Group in October 2000, Jamie Overley has worked diligently with our lenders and equity investors to lay the groundwork through this restructuring for a sounder financial footing going forward. In completing this work, we have established better control over all financial areas of the Company, including the financial reporting that guides the execution of our business plan. With this restructuring behind us, our management team can now focus increased attention to expanding Transit Group's revenue base, including both internal growth and the greater contributions from agents and other non-asset based operations. At the same time, we are maintaining a strong emphasis on cost control and operational efficiencies. Through these ongoing efforts, which are both financially and operationally oriented, we expect to improve Transit Group's performance in all areas."

     Transit Group, headquartered in Atlanta, is the tenth largest truckload company in the United States with operations covering 48 states.

     Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "intend," "believe," "appears" or "expect," or variations of such words or similar expressions, involve risks and uncertainties which could cause actual results to differ materially from those anticipated by the statements made herein. These risks relate to, among other factors, the challenges of a highly competitive industry, the successful integration of subsidiary operations, and the execution of the Company's financial restructuring. There can be no assurance that, considering these and other risks, the Company's revenues will continue to meet management's current expectations, or that the Company will successfully improve its operating performance and profitability.

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